THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS OR LAWS, AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS AND LAWS, INCLUDING BUT NOT LIMITED TO THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH SECURITIES OR CRYOLIFE HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ITS COUNSEL, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES ACTS AND LAWS.


                       SUBORDINATED CONVERTIBLE DEBENTURE
                                       OF
                                 CRYOLIFE, INC.

$4,999,999                                                        MARCH 5, 1997

     CRYOLIFE, INC., a Florida corporation ("CryoLife"), for value received, hereby promises to pay to the order of J. Crayton Pruitt, Sr., M.D. or his permitted assigns (the "Holder") at 643 6th Avenue South, St. Petersburg, Florida 33701, the sum of $4,999,999, plus interest on the unpaid principal balance at the rate specified below, in accordance with the provisions set forth herein. During the term of this Debenture, interest shall accrue at the rate of 7% per annum, compounded annually. Accrued interest shall be payable quarterly in arrears on each March 31, June 30, September 30, and December 31 of each year in which any principal payable hereunder is outstanding. The full principal amount of this Debenture, including any accrued interest thereon, shall be due and payable on the fifth anniversary of the date hereof.

     The following is a statement of the rights of the Holder and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

     1. Prepayment.

         1.1 Right to Prepay. At, or at any time after, March 5, 2000, CryoLife may at any time and from time to time prepay in whole or in part the Debenture (the amount of any prepayment being hereinafter referred to as the "Prepayment Amount"). Any payment made in partial prepayment shall be allocated first to the payment of accrued interest and then to principal.



394152.8

         1.2 Notice. At least 45 days prior to the date fixed for any prepayment of the Debenture (the "Prepayment Date"), written notice shall be delivered to the Holder at his address last shown on the records of CryoLife, notifying the Holder of the election of CryoLife to prepay the Debenture, in whole or in part, and specifying in such notice the Prepayment Date, the Prepayment Amount, the extent to which the payment of the Prepayment Amount will terminate the Holder's conversion rights under Section 3 of this Debenture, and calling upon the Holder to surrender to CryoLife, in the manner and at the place designated, his Debenture certificate (such notice is hereinafter referred to as the "Prepayment Notice").

         1.3 Surrender of Debenture. On or prior to the Prepayment Date, unless Holder shall have converted the Debenture by providing notice of conversion at least ten days before the Prepayment Date pursuant to the provisions of Section 3 of this Debenture, the Holder shall surrender his Debenture certificate, in the manner and at the place designated in the Prepayment Notice, and thereupon the Prepayment Amount shall be payable to the order of the Holder and the Debenture, if prepaid in full, shall be canceled. In the event the Debenture is prepaid in part, the Debenture shall be returned to Holder appropriately marked to show partial prepayment and reduction of principal.

     2. Events of Default. If any of the events specified in this Section 2 shall occur (an "Event of Default"), the entire principal and unpaid accrued interest hereon shall become immediately due and payable if the Holder gives notice to CryoLife of its election to declare a default hereunder as a result of any of the following:

         (i) CryoLife fails to pay the unpaid principal and accrued interest on any date due, and does not cure such failure within 30 days of receipt of written notice of such nonpayment; or

         (ii) CryoLife makes an assignment for the benefit of creditors, or any proceeding is instituted by or against CryoLife alleging that it is bankrupt or insolvent; provided however, that if any such proceeding is instituted against CryoLife by a third party, such event shall not constitute an Event of Default if dismissed within 90 days.

     3. Conversion.

         3.1 Election by Holder. The Holder has the right, at any time after the first anniversary of this Debenture and until March 5, 2002, to convert this Debenture in accordance with the provisions of Subsection 3.2 hereof, in whole or in part, into fully paid and nonassessable shares of the Common Stock of CryoLife (the "Common Stock"). The number of shares of Common Stock into which this Debenture may be converted at any given time shall be determined by dividing the sum of the unpaid principal amount by the Conversion Price. As used herein, the term "Conversion Price" shall mean a price of $12.08 per share, which represents the average of the daily closing bid/ask price for CryoLife


394152.8

Common Stock reported on the Nasdaq Stock Market's National Market as reported in The Wall Street Journal newspaper for the period ending 90 days preceding the last day of the week immediately preceding the date hereof, which Conversion Price shall be subject to adjustment as set forth in Section 4. Accrued but unpaid interest on the converted principal shall become due and payable upon such conversion.

         3.2 Conversion Procedure. Before the Holder shall be entitled to convert this Debenture into shares of Common Stock, it shall surrender this Debenture at the office of CryoLife and shall give ten days prior written notice, to CryoLife at its principal corporate office, of the election to convert the same pursuant to this Subsection 3.2, and shall state therein the name or names in which the certificate or certificates for the shares issuable upon such conversion (the "Conversion Shares") are to be issued. CryoLife shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Debenture and the receipt of the notice required herein, and the person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares as of such date and shall be payable within ten days following such date.

         3.3 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of CryoLife issuing any fractional shares to the Holder upon the conversion of this Debenture, CryoLife shall pay to the Holder in immediately available funds the amount of outstanding principal that is not so converted. Upon conversion of this Debenture and the proper issuance of the Conversion Shares, CryoLife shall be forever released from all its obligations and liabilities under this Debenture.

     4. Conversion Price Adjustments.

         4.1 Adjustments for Stock Splits and Subdivisions. In the event CryoLife should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Debenture shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Debenture shall be increased in proportion to such increase of outstanding shares. If the Conversion Price is adjusted under this
Section 4.1 but


394152.8
the dividend distribution, split or subdivision which was the basis for such adjustment is ultimately abandoned by CryoLife, then the Conversion Price shall be readjusted to offset the effect of such previous adjustment.

         4.2 Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Debenture shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such outstanding shares.

         4.3 Reservation of Stock Issuable upon Conversion. CryoLife shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the full conversion of the Debenture.

     5. Subordination.

         5.1 Agreement to Subordinate. Notwithstanding anything contained in this Debenture to the contrary, CryoLife hereby covenants and agrees, and each holder hereof, by its acceptance thereof, likewise covenants and agrees that the indebtedness evidenced by this Debenture and the payment of the principal thereof and interest thereon and all other amounts payable under or in connection with this Debenture (the "Subordinated Indebtedness") shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of all Senior Indebtedness (as hereinafter defined), and that such subordination is for the benefit of the holders of Senior Indebtedness.

         5.2 Distribution on Dissolution, Etc. In the event of any voluntary or involuntary insolvency or bankruptcy proceedings or any voluntary or involuntary receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to CryoLife or to its creditors, as such, or to all or any part of its property, or in the event of any voluntary or involuntary proceedings for liquidation, dissolution or other winding up of CryoLife or any assignment for the benefit of creditors or marshalling of assets and liabilities, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the principal of and the premium, if any, and interest on and all other amounts constituting Senior Indebtedness before the holder of this Debenture is entitled to receive payment or distribution, direct or indirect, of or on account of the principal of, premium, if any, or interest on this Debenture or any other Subordinated Indebtedness in cash or property (whether by payment, acquisition, retirement, defeasance, redemption or otherwise) and to that end the holders of Senior Indebtedness, until payment in full in cash of the principal of and the premium, if any, and interest on and other amounts constituting Senior
Indebtedness, shall be entitled to receive any payment or distribution of any kind or character, whether in cash, securities or


394152.8
other property, which may be payable or deliverable in respect of this Debenture, including any such payment or distribution which may be payable or deliverable by virtue of any security for, or by virtue of the provisions of (or any security for) any securities which are subordinate and junior in right of payment to, this Debenture.

         5.3 Default on Senior Indebtedness.

              5.3.1 Payment Defaults. Neither CryoLife nor any person on behalf of CryoLife shall, directly or indirectly, make any payment or distribution on account of the principal of or interest on this Debenture or any other Subordinated Indebtedness (whether by payment, acquisition, retirement, defeasance, redemption or otherwise) in cash or property during the existence of a default in the payment when due (whether at stated maturity or upon acceleration or mandatory prepayment or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness (a "Payment Default") until the earlier of (i) the date such Payment Default is cured (if capable of being cured) or waived in writing in accordance with the terms of such Senior Indebtedness, and (ii) the date application of this subsection 5.3.1 has been waived in writing by all holders of Senior Indebtedness (or the trustee or agent on behalf of such holders) in accordance with the terms of the agreements or other documents evidencing such Senior Indebtedness.

              5.3.2 Non-Payment Defaults. Neither CryoLife nor any person on behalf of CryoLife shall, directly or indirectly, make any payment or distribution on account of the principal of or interest on this Debenture or any other Subordinated Indebtedness (whether by payment, acquisition, retirement, defeasance, redemption or otherwise) in cash or property during the period (a "Deferral Period") from the date CryoLife receives from any holder or holders of Senior Indebtedness (or a trustee or agent on behalf of such holder or holders) in accordance with the terms of such agreements or other documents evidencing such Senior Indebtedness, a notice of the existence of any default (other than a Payment Default) with respect to any Senior Indebtedness (a "Non-Payment Default") until the earliest of (i) the date such Non-Payment Default is cured (if capable of being cured) or waived in writing in accordance with the terms of such Senior Indebtedness, and (ii) the date application of this subsection 5.3.2 has been waived in writing by all holders of Senior Indebtedness (or the trustee or agent on behalf of such holders) in accordance with the terms of the agreements or other documents evidencing such Senior Indebtedness.

         5.4 Subordination Not Impaired. No present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce subordination of this Debenture by any act or failure to act on the part of CryoLife or by its failure to comply with this Debenture, or by any act or failure to act by any such holder of Senior Indebtedness undertaken in good faith. The foregoing subordination provisions shall be for the benefit of all holders of Senior Indebtedness from time to time outstanding, and each of such holders may proceed to enforce such provisions either directly against the holder of this Debenture or in any other manner provided by law and without the need to prove reliance on the


394152.8
subordination hereof. As used herein, the term "holders" of any indebtedness shall include any trustee for, or other authorized representative of, the holders of such indebtedness.

         5.5 Definitions.

         "Leverage Ratio" shall mean, as of any particular date, the ratio of CryoLife's Total Liabilities to its Net Worth at such date.

         "Net Worth" shall mean, as of any particular date, CryoLife's total shareholders's equity (including capital stock, additional paid in capital, and retained earnings after deducting treasury stock) which would appear as such on a consolidated balance sheet of CryoLife prepared in accordance with generally accepted accounting principles as then in effect.

         "Senior Indebtedness" means (i) CryoLife's existing outstanding indebtedness and credit facilities (excluding any trade indebtedness) ("Existing Indebtedness"), including, without limitation, (A) any and all obligations, liabilities and indebtedness, whether in respect of principal, interest (including without limitation interest accruing after the filing of a petition, action or proceeding by or against CryoLife pursuant to any bankruptcy law, whether or not the claim for such interest would be allowed as a claim in such proceeding), premium, fees, expenses, reimbursement obligations, indemnities or other amounts, of CryoLife, whether contingent or mature, now existing or hereafter arising or advanced, under and pursuant to that certain Credit Agreement, dated as of August 30, 1996, by and between CryoLife and NationsBank, N.A. (South) and the other Financing Documents (as defined in such Credit Agreement), and any modifications, renewals, extensions, amendments, supplements or restatements of any of the foregoing, provided that the outstanding principal indebtedness outstanding thereunder which shall at any time constitute Senior Indebtedness shall not exceed $10,000,000 (except as otherwise provided in subsection (ii) below), (B) that certain Promissory Note in a principal amount of $1,250,000 in favor of United Cryopreservation Foundation, Inc., and (C) any indebtedness up to an aggregate principal amount of $11,250,000 incurred by CryoLife to replace the loans identified in (A) and (B) or constituting an extension, refinancing or renewal thereof, and (ii) any indebtedness ("Other Indebtedness") of CryoLife for money borrowed from any lender (except from officers or directors of CryoLife), created or incurred after the date hereof (excluding any Existing Indebtedness); provided, however, that the portion (and only such portion) of Other Indebtedness that, when added to the Existing Indebtedness then in effect, causes the Leverage Ratio to exceed 1.0 to 1.0 (the "Excess Indebtedness") shall be in parity to the indebtedness evidenced by this Debenture. For example, assume that CryoLife is seeking a $20,000,000 loan and that CryoLife could obtain a $15,000,000 loan and maintain a Leverage Ratio of
1.0 to 1.0, but any loan amount in excess of $15,000,000 would cause the Leverage Ratio to exceed 1.0 to 1.0. CryoLife may obtain the $20,000,000 loan, provided $15,000,000 of such loan shall be Senior Indebtedness and $5,000,000 shall be repayable by CryoLife on a pari passu basis with the indebtedness evidenced by this Debenture. Excess Indebtedness may be included as Senior Indebtedness and shall be treated


394152.8
as provided in Section 5.1 through 5.4 upon the consent of the holders of a majority in interest of the aggregate principal amount of the IFM Debentures (as defined in Section 7 below), which consent shall not be unreasonably withheld.

         "Total Liabilities" shall mean, as of any particular date, the amount which all liabilities of CryoLife would be shown on a consolidated balance sheet of CryoLife at such date prepared in accordance with generally accepted accounting principles consistently applied.

     6. Assignment. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of CryoLife and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

     7. Waiver and Amendment. Any provision of this Debenture may be amended, waived or modified only upon the written consent of CryoLife and the holders of a majority of the aggregate principal amount of indebtedness evidenced by those certain debentures (the "IFM Debentures"), of which this Debenture is one, which were issued as part of the merger of Ideas for Medicine, Inc. with and into CryoLife Acquisition Corporation, a wholly-owned subsidiary of CryoLife, pursuant to that Agreement and Plan of Merger dated March 5, 1997.

     8. Transfer of this Debenture or Conversion Shares. The Holder shall not make any offer, sale or other disposition of this Debenture or the Conversion Shares unless the Holder shall first have provided to CryoLife a written opinion of the Holder's counsel, reasonably satisfactory to CryoLife's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). If so transferred, the Debenture or the Conversion Shares, as applicable, shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with state and federal securities laws, unless in the opinion of counsel for CryoLife such legend is not required in order to ensure compliance with such laws.

     9. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service, or telecopied (transmission confirmed and a copy sent by personal delivery, certified mail or overnight courier service) to the following addresses or such other address as may be designated in writing by either party in accordance with the terms of this provision:

          Holder:  J. Crayton Pruitt, Sr., M.D.
                   643 6th Avenue South
                   St. Petersburg, Florida 33701



394152.8

        CryoLife:  CryoLife, Inc.
                   1655 Roberts Boulevard, N.W.
                   Kennesaw, Georgia 30144
                   Attention:  President and Chief Executive Officer
                   Telefax: (770) 426-0031

     IN WITNESS WHEREOF, CryoLife has caused this Subordinated Convertible Debenture to be issued as of the date first set forth hereinabove.

                     CRYOLIFE, INC.


                      By:__________________________________
                          Edwin B. Cordell, Jr.
                          Vice President of Finance and
                          Chief Financial Officer





394152.8